Exhibit 10.17

SEVERANCE AND NON-COMPETE AGREEMENT

THIS AGREEMENT (hereinafter “Agreement”) is entered into between Kevin Chuang (“Chuang”) and SYNNEX CORPORATION (the “Company”).

1. Resignation. Chuang agrees to and hereby irrevocably does resign from all positions he holds as an employee of the Company, effective as of                                     , 2003 (the “Termination Date”) which date shall be five (5) calendar days prior to the completion of the Company’s initial public offering, and agrees that his salary ends on that date. Within forty-eight (48) hours following the Termination Date, the Company shall deliver to Chuang a check for all salary and accrued vacation through the Termination Date. Chuang acknowledges and agrees that following his receipt of such payment he is not entitled to any other compensation, bonuses or benefits in connection with his employment and the termination of his employment except as expressly set forth herein. The Company acknowledges and agrees that Chuang has previously paid to the Company $260,000 in full settlement of Chuang’s obligation to repay certain advances by the Company in connection with legal costs and expenses.

2. Severance Benefits. In consideration of Chuang’s release of claims pursuant to Section 4 below, the Company will provide the following severance benefits to Chuang:

(a) Severance Pay. The Company will pay Chuang $871,000 in a lump sum, subject to applicable withholding taxes, following the Termination Date, provided that payment shall be made under this Agreement on the date this Agreement becomes effective, which (if not revoked by Chuang pursuant to paragraph 12 below) shall be the date (hereinafter referred to as the “Effective Date”) that is the later of seven (7) days after the last party executes this Agreement and January 2, 2004.

(b) Stock Options. Upon the Termination Date, (i) the options listed under the heading “unvested” on Exhibit A hereto to purchase an aggregate of 261,166 shares of common stock of the Company shall become fully vested and exercisable, and shall remain exercisable for twenty-four months following the Termination Date, but in no event after the expiration of the original term of any such option; provided however that except as set forth in clause (ii) below, the exercise period of the options listed under the heading “vested” on Exhibit A shall not be so extended; and (ii) the options listed under the heading “vested” on Exhibit B hereto to purchase an aggregate of 47,500 shares of common stock of the Company shall remain exercisable for twenty-four months following the Termination Date, but in no event after the expiration of the original term of any such option. The parties acknowledge that the Company intends to or recently has implemented a 1 for 2 reverse stock split and that the share numbers set forth above reflect pre-split numbers.

Chuang acknowledges that the consideration described in this Section 2 is given in exchange for his release of claims pursuant to Section 4, and that he is not otherwise entitled to receive this consideration from the Company. Chuang also acknowledges that the extension of the exercise period for the foregoing options may cause the loss of incentive stock option status, if otherwise applicable.

(c) COBRA Payments. The Company agrees to reimburse Chuang for the cost of all benefits he currently receives from the Company, including the costs of group health continuation coverage premiums for Chuang and his eligible dependents under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or comparable provisions of state law (“COBRA”), but not including the cost of any long term disability insurance, for twenty-four (24) months from the Termination Date (provided that reimbursement for COBRA costs after eighteen (18) months shall be based upon the most recent premium rate then in effect, if COBRA is not available after eighteen (18) months); provided, however that in the event Chuang becomes covered under another group health plan, Chuang shall notify the Company in writing and the Company shall pay Chuang an amount equal to all remaining payments for such twenty-four (24) month period within ten (10) days of receipt of such notice.

3. Profit Sharing Contribution. The Company agrees that it will make a 2002/03 profit-sharing contribution of $300,000 for the benefit of Chuang on the Effective Date.

4. Complete and General Release. Chuang agrees that in consideration for the severance benefits described in Section 2 above, which are acknowledged by him to be in full satisfaction of any claims, liabilities, demands or causes of action, known or unknown, that he ever had, now has or may claim to have had against the Company and all of its past, present and future parents, subsidiaries, benefit plans, plan trustees, affiliates, predecessors and successor organizations and all of their respective past and present officers, directors, managing agents, attorneys, insurers, shareholders and employees (collectively “Company Releasees”) as of the date of this Agreement, Chuang hereby on behalf of himself, and each of his heirs, executors, administrators, attorneys, devisees, successors and assigns, in his capacity as an individual and as a member of any current or future class, does hereby release and forever discharge each and every of the Company Releasees, of and from any and all claims, causes of action, debts, liens, contracts, judgments, agreements, promises, liabilities, demands, damages, losses, costs, or expenses of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent which he now has or may hereafter have against the Company Releases, or any of them, by reason of any matter, event, act, omission, cause or thing whatsoever from the beginning of time to the date of this Agreement, including but not limited to any and all claims relating to or arising out of the hire, employment, disputed remuneration (including salary, bonus, incentive or other compensation, sick leave or medical insurance benefits, and/or benefits from any employee stock ownership, profit sharing and/or any deferred compensation plan under Section 401 of the Internal Revenue Code of 1986, as amended), termination of employment, or any relationship as a shareholder, director, or officer of the Company, or any predecessor thereof (the “Released Claims”).

(a) Without limiting the generality of the foregoing, the Released Claims include any claims arising out of, based upon or in any way related to (i) race or national origin discrimination; (ii) disability discrimination; (iii) sex discrimination; (iv) retaliation;

(v) breach of contract; (vi) breach of an implied covenant of good faith and fair dealing; (vii) bad faith; (viii) violation of public policy; (ix) age discrimination; (x) any tort claims, including wrongful discharge, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, invasion of privacy, defamation, breach of fiduciary duty, or any other common law claim of any kind; (xi) any violation or alleged violation of Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, as amended, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, the California Fair Employment and Housing Act, any provisions of California Labor Code Division 2, Part 1, Chapter 1, the California Unemployment Insurance Act, the California Workers’ Compensation Act, the Civil Rights Act of 1866, and California Labor Code §1102.5; and (xii) any claim relating to or arising under any other local, state or federal statute, regulation or principle of common law governing the employment of individuals and/or discrimination in employment.

(b) The Released Claims do not include any claim for workers’ compensation benefits, vested benefits under a Company benefit plan or unemployment insurance benefits.

(c) Chuang acknowledges that he is over the age of 40 and that he understands that by signing this Agreement he is waiving any right he may have to sue for Age Discrimination under Federal Law. He acknowledges:

(i) He has been provided with money or value not already owing to him in order to release any claims.

(ii) He has been advised to seek the advice of an attorney of his own choosing before signing this Agreement.

(iii) He has had up to 21 days within which to review this Agreement before signing, and if he is signing in a shorter time, he is doing so voluntarily. Chuang acknowledges that he received this Agreement on November 4, 2003.

(iv) He has seven (7) days to revoke his signature after signing this Agreement, and if he revokes this Agreement, such revocation will excuse the Company from any obligation under this Agreement and entitle Company to recover any portion of the severance benefits already provided to Chuang.

5. Covenant Not to Sue. Chuang irrevocably and absolutely agrees that he will not prosecute nor allow to be prosecuted on his behalf in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matters released in this Agreement. Chuang represents that he has not filed any complaint, charges or action against any of the Company Releasees with any governmental agency or any court.

6. Non-Compete; Additional Severance. In consideration of Chuang’s compliance with the following covenants, the Company will also pay to Chuang $62,500 per quarter as additional severance for a period of eight quarters commencing on the Effective Date, subject to applicable withholding taxes. The first payment shall be made on January 2, 2004, and the subsequent seven payments will be made on the first day of the next seven calendar quarters:

(a) Chuang agrees not to make any communication or engage in any conduct that is or can reasonably be construed as disparaging of the Company, its officers, directors, employees, agents, shareholders, subsidiaries, strategic business partners, products, or services and the Company agrees not to make any communication or engage in any conduct that is or can reasonably be construed as disparaging of Chuang; provided that the parties agree that any disclosure which is legally required shall not be deemed to violate this Section 6(a) so long as such disclosure is made in accordance with the procedure set forth in Section 7 hereof;

(b) Chuang agrees that he shall not, at any time within twenty-four (24) months of the Termination Date, in the territory of North America, directly or indirectly engage in the business of the distribution of information technology systems, peripherals, system components, software and networking equipment for OEM suppliers; and

(c) Chuang agrees not to violate any other term or condition of this Agreement. A breach by Chuang of any of the foregoing covenants will entitle the Company to recover any amounts paid to Chuang as additional severance under this Section 6 and excuse Company from any further obligation to pay additional severance under this Section 6.

Review of Disclosures. In the event that the Company proposes to disclose any information publicly relating to Chuang’s legal situation arising out of his plea arrangement with the United States Attorney’s Office for the Northern District of California, the Company will deliver to Chuang a copy of the text of the proposed disclosure as far in advance of its disclosure as is practicable and the Company shall in good faith consult with and consider the suggestions of Chuang concerning the nature and scope of the information the Company proposes to disclose. Chuang acknowledges that he has been provided with a copy of the Company’s Registration Statement on Form S-1 and is familiar with the contents thereof relating to him.

7. Waiver. Chuang hereby expressly waives the provisions of California Civil Code section 1542, regarding the waiver of unknown claims. California Civil Code section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Chuang understands and agrees that he may know or suspect that there may exist claims at this time or in the future, which claims are covered by the terms of this Agreement, the nature of which he has not yet discovered. Future claims covered by the terms of this Agreement shall be limited to acts or events that have occurred on or prior to the date that this Agreement is executed. It is expressly understood and agreed that the possibility that such claims exist was explicitly taken into account by Chuang in determining the amount of consideration to be paid for the giving of this Agreement, and a portion of said consideration, having been bargained for between the parties with the knowledge of the possibility of such unknown claims, was given in exchange for a full accord, satisfaction and discharge of all such claims.

8. Enforceability. Chuang agrees that the restrictive covenants contained in this Agreement are reasonably necessary to protect the Company’s and its affiliates’ legitimate business interests in protecting trade secret and proprietary information, are reasonable with respect to time and scope of activities prohibited, and do not interfere with public interest or public policy. Chuang further agrees that the descriptions of the restrictive covenants contained in this Agreement are sufficiently accurate and definite and Chuang understands the scope and meaning of the covenants. If any court should determine that any provision of this Agreement is unenforceable for any reason, Chuang specifically agrees and requests that the court making such determination shall modify and reform such provision or provisions and, in its or their modified form, specifically enforce this Agreement.

9. Integration. The provisions of this Agreement set forth the entire agreement between Chuang and the Company concerning his severance benefits and the termination of his employment. Any other promises, written or oral, are replaced by the provisions of this Agreement, and are no longer effective unless they are contained in this document. This Agreement can only be changed in writing, signed by the Chuang and the Chairman of the Board of Directors of the Company.

10. Governing Law. This Agreement shall be construed and enforced pursuant to the laws of the State of California.

11. Counterparts. This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one agreement, which shall be binding upon and effective as to all parties.

12. Revocation. After signing this Agreement, Chuang has seven (7) days to revoke his agreement to the terms of this document. Any revocation should be in writing and be delivered to SYNNEX Corporation., 3797 Spinnaker Court, Fremont, California 94538, Attn: Simon Leung. This Agreement will not become effective until the seven (7) day revocation period has passed.

13. Acknowledgment. By signing below, Chuang acknowledges that he is entering into this Agreement knowingly and voluntarily. In addition, he hereby acknowledges by his signature that he has carefully read and fully understands all the provisions of this Agreement and that he has been advised to consult with an attorney regarding its terms.

Dated: November , 2003

Kevin Chuang

Dated: November , 2003	SYNNEX Corporation., a Delaware Corporation

By

Its

EXHIBIT A

Number	Option Date	Type	Granted	Price	Vested	Unvested
00000973	12/30/1999	ISO	34,444	$2.25	29,111	5,333
00001679	4/20/2000	ISO	41,444	$4.50	10,287	31,157
00001680	4/20/2000	NQ	158,556	$4.50	136,380	22,176
00001283	3/29/2002	ISO	38,500	$5.00	0	38,500
00002203	9/2/2003	ISO	25,416	$6.00	0	25,416
00002204	9/2/2003	NQ	74,584	$6.00	0	74,584
00001284	3/29/2002	NQ	111,500	$5.00	47,500	64,000

Total						261,166

EXHIBIT B

Number	Option Date	Type	Granted	Price	Vested	Unvested
00001284	3/29/2002	NQ	111,500	$5.00	47,500	64,000